UIL Holdings Corporation	EXHIBIT 99.1
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE
Friday, Jan. 11, 2013

Media Contacts:	Michael A. West Jr.:	203.499.3858

Analyst Contact:	Susan Allen	203-499-2409

UI Files Letter of Intent for Rate Request

ORANGE, Conn. — Jan. 11, 2013 — The United Illuminating Company today filed a “Letter of Intent” notifying the Connecticut Public Utilities Regulatory Authority (PURA) that it will apply for a rate request for the period from July 1, 2013 through June 30, 2015.

UI’s proposed rate plan calls for adjusting distribution rates to achieve an additional $67 million in the first rate year and $28 million in the second rate year.  UI has not made a distribution rate request since 2008, and its last rate plan expired in 2010.

“UI is requesting an updated distribution rate plan that will provide the additional revenues needed to recover the cost of necessary capital investments,” said James P. Torgerson, president and chief executive officer of UI and its parent company, UIL Holdings Corporation (NYSE: UIL). “These investments are essential to replace aging infrastructure, maintain reliability and to harden our delivery system to better withstand extreme weather events.”

The request also includes recovery of storm related costs for Tropical Storm Irene, the 2011 Nor’easter and Hurricane Sandy, along with other major storms that have occurred since 2008.  Recovery of these costs are proposed to be spread out over a six year period to lessen the impact on customers.

New rates would not take effect until January 2014. UI believes this is achievable without an overall increase in customer bills in January 2014 due to the expiration of the Competitive Transition Assessment (CTA) charge.

 “It’s important to note that our distribution operations and maintenance costs for the electric business are comparable to 2010 levels,” Torgerson added.  “So we’ve been responsible stewards, managed our expenses well and have gained efficiencies in the business where possible over the years.”

Having filed the Letter of Intent, UI now has 30 to 60 days to file a formal application with PURA. In that document, the company will provide its rate plan in further detail and justification for the request.

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Following that, PURA will initiate a full review process that will include public hearings, as well as formal proceedings in which UI will be asked to provide information to support its request.

Rate requests are commonplace for investor-owned utilities (like UI) across the United States. There is an established process the company must follow when any distribution rate change is desired.  The process is very transparent and allows for public discussion of the proposed request.

About UIL Holdings Corporation:
Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving more than 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company of The United Illuminating Company (UI), The Southern Connecticut Gas Company (SCG), Connecticut Natural Gas Corporation (CNG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut's Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region.

Edison Electric Institute Winner
Emergency Response Award for Restoration, 2011 & 2012
Emergency Response Award for Assistance, 2012
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